UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 14, 2009
Greenville Federal Financial Corporation

(Exact name of registrant as specified in its charter)

United States	000-51668	20-3742295

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

690 Wagner Avenue, Greenville, Ohio 45331

(Address of principal executive offices) (Zip Code)
937-548-4158

(Registrant’s telephone number, including area code)
No Change

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 8.01. Other Events
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EX-99.1
EX-99.2

Section 5 — Corporate Governance and Management
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 10, 2009, the Boards of Directors of Greenville Federal Financial Corporation (“GFFC”) and its subsidiary, Greenville Federal, and of Greenville Federal MHC, which owns 55% of the outstanding common stock of GFFC, appointed Jeff D. Kniese as the Chief Executive Officer and President of each of the three companies, as well as appointing him to the Board of Directors of each company, all effective May 1, 2009. David M. Kepler has been the Chief Executive Officer and President of Greenville Federal since 1997 and Chief Executive Officer and President of each of GFFC and Greenville Federal MHC since their formations in connection with the mutual holding company reorganization of Greenville Federal in 2006. Mr. Kepler announced in March 2008 his intention to retire between March 31, 2009, and June 30, 2009. Mr. Kepler will retire as Chief Executive Officer and President and resign as a director of the three companies effective May 1, 2009.
     On April 10, 2009, each of GFFC and Greenville Federal entered into an employment agreement with Mr. Kniese, a copy of which is attached to this Form 8-K as an exhibit. The employment agreement provides for a term commencing on May 1, 2009, and ending on June 30, 2011, subject to annual extension by the Boards of Directors. The material terms of the employment agreement also include the following:
•	Mr. Kniese will receive a base salary of $180,000 per year, subject to annual review and increase by the Boards of Directors.

•	Mr. Kniese will receive a signing bonus of $10,000 with his first pay check.

•	Mr. Kniese will be awarded on his first day of employment an incentive stock option to purchase 28,000 shares of GFFC common stock and 11,200 retention shares pursuant to the Greenville Federal Financial Corporation 2006 Equity Plan. Each award will vest over five years.

•	Mr. Kniese will be eligible for participation in all benefit plans of GFFC and Greenville Federal available to all employees.

•	Greenville Federal will reimburse Mr. Kniese for reasonable relocation expenses, including moving costs, house hunting and temporary living arrangements for up to 90 days, closing costs and the brokerage commission on the sale of Mr. Kniese’s current residence, closing costs on the purchase of a new home, up to 2 points for mortgage origination fees, and the amount of federal taxes Mr. Kniese incurs with respect to the amount of relocation reimbursements.

•	If Mr. Kniese is unable to sell his residence in Evansville, Indiana, by August 1, 2009, GFFC will purchase the house from Mr. Kniese for an amount determined by an appraisal process.

•	If Mr. Kniese’s employment is terminated following a change of control of GFFC or Greenville Federal, Mr. Kniese will be entitled to receive approximately three times his annual salary and highest bonus in the previous five years, subject to adjustment to ensure that such payments do not constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, and continuation of health, life and disability coverage under GFFC’s and Greenville Federal’s plans at Greenville Federal’s expense for up to 18 months.

•	If Mr. Kniese’s employment is terminated by GFFC and Greenville Federal other than in connection with a change of control and other than for just cause, death or inability to perform his duties because of a medically diagnosable condition or by Mr. Kniese due to certain changes in the conditions of his employment, Mr. Kniese will be entitled to a payment in the amount of half of his annual salary and the continuation of health, life, disability and other benefits at Mr. Kniese’s expense for up to 18 months or a shorter period of time under certain circumstances specified in the agreement.

•	Mr. Kniese will be subject to an agreement not to compete for one year after termination of employment within a 20-mile radius of any office of GFFC or Greenville Federal.

•	GFFC and Greenville Federal may terminate Mr. Kniese’s employment at any time for just cause without further obligation to Mr. Kniese.
     Mr. Kniese is 47 years of age. The Board of Directors expects to appoint him to the Executive Committee of Greenville Federal, and as a member of that committee, he will also become a member of Greenville Federal’s Investment Committee. Mr. Kniese most recently served as Senior Vice President — Mortgage Banking from 2001 until April 2009 and as Senior Vice President — Insurance from 2001 to 2005 for Integra Bank, N.A., in Evansville, Indiana. Integra Bank Corporation, the holding company of Integra Bank, has reported having approximately $3.4 billion in assets and 870 full-time equivalent employees as of December 31, 2008.
Section 8 — Other Events
Item 8.01. Other Events
     The information set forth in Item 5.02 of this Form 8-K is incorporated by reference in this Item 8.01
     A news release with respect to Mr. Kepler’s retirement and Mr. Kniese’s employment is attached to this Form 8-K as an exhibit.

Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits
99.1	Employment Agreement with Jeff D. Kniese

99.2	News Release dated April 14, 2009

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENVILLE FEDERAL FINANCIAL CORPORATION
Date: April 14, 2009	By:	/s/ Susan J. Allread
Susan J. Allread
Chief Financial Officer, Treasurer, Vice President and Secretary